2017 FORM - 20F EXHIBIT - 18.0

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 June 2017

Expressed in U.S. Dollars

Contents

  Financial Statement Title Page.

  Independent Auditor's Reports for Fiscal Years 2017, 2016, and 2015 by Davidson & Company LLP.

  Audited Consolidated Financial Statements for the past three Fiscal Years ended 30 June 2017, 2016, and 2015, including:

  Consolidated Statements of Financial Position.

  Consolidated Statements of Comprehensive Loss.

  Consolidated Statements of Cash Flow.

  Consolidated Statement of Changes in Equity (Deficiency).

  Notes to the Consolidated Financial Statements.

  Management's Discussion & Analysis for Fiscal 2017 year ended 6/30/17 and made on Form 51-102F in accordance with the Company's obligations in its home country pursuant to the Canadian Securities Administrator's National Instrument 51-102 Continuous Disclosure Obligations and its Companion Policy NI 51-102CP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
Continental Energy Corporation

We have audited the accompanying financial statements of Continental Energy Corporation, which comprise the statements of financial position as of June 30, 2017 and 2016, and the related statements of loss and comprehensive loss, changes in deficiency, and cash flows for the years ended June 30, 2017, 2016 and 2015, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these financial statements present fairly, in all material respects, the financial position of Continental Energy Corporation as at June 30, 2017 and 2016, and its financial performance and its cash flows for the years ended June 30, 2017, 2016 and 2015, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the financial statements which indicate that Continental Energy Corporation has suffered recurring losses from operations and has a net capital deficiency. These matters, along with the other matters set forth in Note 1, indicate the existence of material uncertainties that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

August 16, 2017

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF FINANCIAL POSITION

ASSETS	Note	30 June 2017	30 June 2016
Current		$	$
Cash		25,158	1,290
Receivables		2,475	1,278
Prepaid expenses and deposits		25,741	3,349
		53,374	5,917
Non-current assets
Equipment		731	1,461
		54,105	7,378
LIABILITIES
Current
Accounts payable and accrued liabilities	12	862,026	751,783
Loans from related parties	12	100,600	71,500
Advances from joint venture partner	9	301,990	-
Convertible debt	10	510,014	465,014
		1,774,630	1,288,297
DEFICIENCY
Share capital	11	16,201,630	16,201,630
Conversion rights reserve	10	92,966	92,966
Share-based payment and other reserve	11	9,927,687	9,927,687
Deficit		(27,942,808)	(27,503,202)
		(1,720,525)	(1,280,919)
		54,105	7,378

Nature of Operations and Going Concern (Note 1)
Subsequent Event (Note 16)

ON BEHALF OF THE BOARD:

“Richard L. McAdoo”, Director & CEO

“Robert V. Rudman”, Director & CFO

- See Accompanying Notes –

4

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

		Year Ended	Year Ended	Year Ended
	Note	30 June 2017	30 June 2016	30 June 2015
EXPENSES		$	$	$
Depreciation		730	1,461	2,923
Interest and bank charges	10	46,845	47,385	84,551
Management and consulting fees	12	292,236	290,627	336,889
Office, rent and insurance		65,853	44,324	143,537
Professional fees		18,753	56,319	104,918
Share-based payments	11	-	26,200	100,000
Travel and accommodation		17,441	8,514	26,561
		(441,858)	(474,830)	(799,379)
Other income (expenses)
Interest and foreign exchange		2,252	1,541	2,798
Loss on disposal of subsidiary	8	-	-	(159,837)
Net loss for the year		(439,606)	(473,289)	(956,418)

COMPREHENSIVE LOSS FOR THE YEAR
Net loss for the year		(439,606)	(473,289)	(956,418)
Other Comprehensive income (loss) to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations		-	-	37,900
Recycle of translation differences on disposal of subsidiary	8	-	-	(19,209)
Comprehensive loss for the year		(439,606)	(473,289)	(937,727)
Comprehensive loss attributable to:
Shareholders of the Company		(439,606)	(473,289)	(956,298)
Non-controlling interests		-	-	18,571
Loss Per Share – Basic and Diluted		(0.00)	(0.00)	(0.01)
Weighted Average Number of Shares		123,015,381	123,015,381	128,601,682

- See Accompanying Notes -

5

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CASH FLOWS

		Year Ended	Year Ended	Year Ended
Cash Resources Provided By (Used In)	Note	30 June 2017	30 June 2016	30 June 2015
Operating Activities		$	$	$
Loss for the year		(439,606)	(473,289)	(956,418)
Items not affecting cash
Depreciation		730	1,461	2,923
Interest on convertible debt	10	45,000	45,124	81,000
Loss on disposal of subsidiary	8	-	-	159,837
Share-based payments	11	-	26,200	100,000
Changes in non-cash working capital
Receivables		(1,197)	(547)	6,334
Prepaid expenses and deposits		(22,392)	9,287	11,921
Accounts payable and accrued liabilities		110,243	317,539	35,982
		(307,222)	(74,225)	(558,421)
Investing Activities
Consideration received upon disposal of subsidiary	8	-	-	200,000
		-	-	200,000
Financing Activities
Advances from joint venture partner	9	301,990	-	-
Shares issued – cash	11	-	-	120,000
Proceeds from loans from related parties	12	29,100	71,500	-
		331,090	71,500	120,000
Change in cash		23,868	(2,725)	(238,421)
Cash Position – Beginning of Year		1,290	4,015	242,436
Cash Position – End of Year		25,158	1,290	4,015

Supplemental cash flow information (Note 14)

- See Accompanying Notes -

6

Continental Energy Corporation
Financial Statements
(Expressed in US Dollars)

STATEMENTS OF CHANGES IN DEFICIENCY

				Share-Based		Foreign
				Payment and	Conversion	Currency		Non-
				Other	Rights	Translation		controlling
		Share Capital		Reserve	Reserve	Reserve	Deficit	Interest	Total
	Note	Number	Amount $	$	$	$	$	$	$
Balance on 30 June 2014		123,615,381	16,131,630	9,401,487	56,966	(120)	(26,073,495)	(204,417)	(687,949)
Private placements – cash	11	2,400,000	120,000	-	-	-	-	-	120,000
Conversion of loan	11	15,000,000	750,000	-	-	-	-	-	750,000
Convertible debt amendments	10	-	-	-	36,000	-	-	-	36,000
Shares issued for services	11	2,000,000	100,000	-	-	-	-	-	100,000
Foreign currency translation		-	-	-	-	19,329	-	18,571	37,900
Disposal of subsidiary	8	(20,000,000)	(900,000)	500,000	-	(19,209)	-	185,846	(233,363)
Loss for the year		-	-	-	-	-	(956,418)	-	(956,418)
Balance on 30 June 2015		123,015,381	16,201,630	9,901,487	92,966	-	(27,029,913)	-	(833,830)

Incentive warrants	11	-	-	26,200	-	-	-	-	26,200
Loss for the year		-	-	-	-	-	(473,289)	-	(473,289)
Balance on 30 June 2016		123,015,381	16,201,630	9,927,687	92,966	-	(27,503,202)	-	(1,280,919)

Loss for the year		-	-	-	-	-	(439,606)	-	(439,606)
Balance on 30 June 2017		123,015,381	16,201,630	9,927,687	92,966	-	(27,942,808)	-	(1,720,525)

- See Accompanying Notes -

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

1.	Nature of Operations and Going Concern

Continental Energy Corporation (“Continental” or the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s registered address and records office is 900-885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1.

The Company has historically been engaged in the assembly of a portfolio of oil and gas exploration properties outside North America but has begun diversifying its business into a broader range upstream and downstream oil and gas activities. These include new small-scale, distributed oil refineries and gas-turbine power plant developments fully integrated with smaller and stranded oil and gas production in underserved local markets.

These financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company has incurred operating losses over the past several fiscal years and has no current source of operating cash flows. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to acquire and develop its projects as well as fund ongoing administration expenses. There are no assurances that sufficient funding will be available.

Management intends to obtain additional funding by issuing common shares in private placements. There can be no assurance that management’s future financing actions will be successful. Management is not able to assess the likelihood or timing of raising capital for future expenditures or acquisitions.

These uncertainties indicate the existence of material uncertainty that cast significant doubt on the Company’s ability to continue as a going concern in the future. If the going concern assumption were not appropriate for these financial statements, liquidation accounting would apply and adjustments would be necessary to the carrying values and classification of assets, liabilities, the reported income and expenses, and such adjustments could be material.

2.	Basis of Preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The policies presented in Note 3 were consistently applied to all periods presented.

The Company’s Board of Directors, upon the recommendation of its Audit Committee, has approved these financial statements on 15 August 2017.

These financial statements have been prepared on a historical cost basis and presented in United States (“US”) dollars, the functional currency of the Company, except when otherwise indicated.

3.	Summary of Significant Accounting Policies

Foreign Currencies

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates (“IAS 21”).

The Company’s functional and presentation currency is the U.S. dollar.

Any transactions in currencies other than the functional currency have been translated to the U.S. dollar in accordance with IAS 21. Transactions in currencies other than the functional currency are recorded at that rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at rates prevailing at the date when the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in the statements of loss and comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method. In the years when the Company reports a loss, the effect would be anti-dilutive, and therefore, basic and diluted loss per share are the same.

Share Based Payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

The fair value of the share purchase options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the share purchase options were granted. At each statement of financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share purchase options that are expected to vest.

Unit Private Placements

The Company values warrants issued as part of a private placement unit by allocating the proceeds from the issuance of units between common shares and common share purchase warrants on a pro-rata basis based on relative fair values as follows:

  The fair value of common shares is based on the closing market price on the date the units are issued; and

  The fair value of the common share purchase warrants is determined using the Black-Scholes pricing model.

The fair value attributed to the warrants is recorded in the share-based payment reserve.

Equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is charged so as to write-off the cost of these assets, less residual value, over their estimated useful economic lives on 50% declining balance basis, for computers and other equipment.

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial assets:

Financial assets are classified into one of the following categories:

  Fair value through profit or loss (“FVTPL”);

  Available for sale (“AFS”);

  Held-to-maturity (“HTM”); and

  Loans and receivables.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

The classification is determined at initial recognition and depends on the nature and purpose of the financial asset.

(i)	FVTPL financial assets

Financial instruments are classified as FVTPL when the financial instrument is held for trading or is designated as FVTPL.

A financial instrument is classified as held for trading if:

  It has been acquired principally for the purpose of selling in the near future;

  It is part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-making; or

  It is a derivative that is not designated and effective as a hedging instrument.

Financial instruments classified as FVTPL are stated at fair value with any resultant gain or loss recognized in profit or loss.

The Company has no financial assets classified as FVTPL.

(ii)	AFS financial assets

Instruments held by the Company that are classified as AFS are stated at fair value. Gains and losses arising from changes in fair value are recognized directly in equity in the investments revaluation reserve. When an investment is disposed of or is determined to be impaired, the cumulative gain or loss previously recognized in the investments revaluation reserve is included in profit or loss for the period.

The fair value of AFS monetary assets denominated in a foreign currency is translated at the spot rate on the statement of financial position date. The change in fair value attributable to translation differences due to a change in amortized cost of the asset is recognized in profit or loss, while all other changes are recognized in equity/deficiency.

The Company has no financial assets classified as AFS.

(iii)	HTM financial assets

Investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs. After initial recognition, the Company carries the assets at amortized costs less impairment. The Company assesses its intention and ability to hold its held-to-maturity investments to maturity not only when those financial assets are initially recognized, but also at the end of each subsequent reporting period. The Company has no HTM financial assets.

(iv)	Loans and receivable

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss of receivables is based on a review of all outstanding amounts at year end. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

The Company has classified receivables and cash as loans and receivables.

(v)	Effective interest method

The effective interest method calculates the amortized cost of a financial asset and allocates interest income over the corresponding period. The effective interest rate is the rate that discounts estimated future cash receipts over the expected life of the financial instrument, or, where appropriate, a shorter period.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

(vi)	Derecognition of financial assets

A financial instrument is derecognized when:

  The contractual right to the asset’s cash flows expire; or

  If the Company transfers the financial instrument and all risks and rewards of ownership to another entity.

Financial liabilities:

Financial liabilities are classified into one of the following categories:

  Fair value through profit or loss; or

  Other financial liabilities.

The classification is determined at initial recognition and depends on the nature and purpose of the financial liability.

(i)	FVTPL financial liabilities

This category comprises derivatives, or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried on the statement of financial position at fair value with changes in fair value recognized in the profit or loss.

(ii)	Other financial liabilities

These are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.

The Company has classified accounts payable and accrued liabilities, loans from related parties, advances from joint venture partners, and convertible debt, as other financial liabilities.

(iii)	Derecognition of financial liabilities

Financial liabilities are derecognized when the Company’s obligations are discharged, cancelled or they expire.

Impairment

Financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss as follows:

  Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

  Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive income that is reclassified to profit or loss.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its long lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the CGU to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses for assets with a finite useful life, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of an impairment loss is recognized in profit or loss.

Compound Financial Instruments

Compound financial instruments issued by the Company comprise convertible promissory notes that can be converted into fixed number of common shares of the Company. The liability component of the compound financial instrument is recognized initially at the fair value of a similar liability that does not have any equity conversion option. The equity component is recognized as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Should a compound financial instrument have more than one equity component, transaction costs are allocated to the equity components in proportion to their respective fair values.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

Income Taxes

Income tax expense consists of current and deferred tax expense. Income tax expense is recognized in the statements of comprehensive loss.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred taxes are recorded using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against the excess.

The following temporary differences do not result in deferred tax assets or liabilities:

  The initial recognition of assets or liabilities that do not affect accounting or taxable profit; and

  Goodwill.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset when they relate to income taxes levied by the same taxation authority.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

4.	Significant Accounting Estimates and Judgments

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if it affects both current and future periods.

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to:

Share-based compensation

The Company provides compensation benefits to its employees, directors and officers through a stock option plan. The fair value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate option exercises and forfeiture rates within the valuation model. The risk-free interest rate for the expected term of the option is based on the yields of government bonds.

When the Company determines it necessary to modify the terms of the options, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original option.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

Warrant valuation

The Company grants warrants in conjunction with private placements and as compensation for financing arrangements. The fair value of each warrant granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of warrant exercises within the valuation model. The risk-free interest rate for the expected term of the warrant is based on the yields of government bonds. When the Company determines it necessary to modify the terms of certain warrants, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original warrants if the warrants were originally issued as compensation.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

Critical Judgments:

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of financial position.

5.	Standards Issued but Not Yet Effective

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC, that are mandatory for accounting periods on after July 1, 2017. Many are not applicable or do not have a significant impact on the Company and have been excluded from the summary below.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

The Company is currently assessing the impact of the following standards, which have not yet been adopted.

IFRS 9 Financial Instruments

This standard and its consequential amendments will replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9, except that an entity choosing to measure a financial liability at fair value will present the portion of any change in its fair value due to changes in the entity’s own credit risk in other comprehensive income, rather than within profit or loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier adoption is permitted.

IFRS 2, Share Based Payments

The IASB issued amendments to IFRS 2 Share-Based Payments that address three main areas: the effects of vesting conditions on the measurement of a cash-settled share-based payment transaction; the classification of a share-based payment transaction with net settlement features for withholding tax obligations; and accounting where a modification to the terms and conditions of a share-based payment transaction changes its classification from cash settled to equity settled. On adoption, entities are required to apply the amendments without restating prior periods, but retrospective application is permitted if elected for all three amendments and other criteria are met. The amendments are effective for annual periods beginning on or after January 1, 2018, with early application permitted.

IFRS 16, Leases

This standard and its consequential amendments will replace IAS 17 – Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a service contract on the basis of whether the customer controls the asset being leased. For those assets determined to meet the definition of a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains similar to current accounting practice. IFRS 16 is effective for annual periods beginning on or after January 1, 2019.

6.	Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company’s principal source of funds is from the issuance of common shares and cash advances from its related parties.

In the management of capital, the Company includes the components of deficiency.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments.

The Company’s investment policy is to invest any excess cash in highly liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations.

The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the year ended 30 June 2017.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

7.	Financial Risk Management

The Company’s financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company’s financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
30 June 2017	Cash	Receivables	liabilities
Canadian dollars	5,012	3,212	(63,243)
Indonesian Rupiah	16,857,875	-	(304,510,667)

			Accounts
			payable and
			accrued
30 June 2016	Cash	Receivables	liabilities
Canadian dollars	-	1,662	(113,539)
Indonesian Rupiah	11,640,117	-	(28,443,867)

			Accounts
			payable and
			accrued
30 June 2015	Cash	Receivables	liabilities
Canadian dollars	23	912	(73,999)
Indonesian Rupiah	13,563,611	-	(32,305,867)

At 30 June 2017, with other variables unchanged, a 10% change in exchange rates would affect the loss by $6,397 (2016 -$10,631; 2015 - $5,998).

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to cash and receivables is remote.

Price risk

The Company is exposed to price risk with respect to commodity and equity prices. Equity price risk is defined as the potential adverse impact on the Company’s earnings, or ability to obtain equity financing, due to movements in individual equity prices or general movements in the level of the stock market. Commodity price risk is defined as the potential adverse impact on earnings and economic value due to commodity price movements and volatilities. The Company closely monitors commodity prices of oil and gas, individual equity movements, and the stock market to determine the appropriate course of action to be taken by the Company.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2017, the Company had a cash balance of $25,158 which is not sufficient to settle current liabilities of $1,774,630. The Company’s management continues to work on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has a positive cash balance and its debt is either interest free or bears interest at fixed rates. The Company has no significant concentrations of interest rate risk arising from operations.

8.	Disposal of Subsidiary

On 4 June 2013, the Company acquired 51% of the shares of Visionaire Energy AS (“Visionaire Energy”), a privately held Norwegian holding company by issuing 20,000,000 of its common shares at a value of $900,000 to Visionaire Invest AS (the “Vendor”).

Pursuant to a sales and purchase agreement dated 15 September 2014, the Company reached an agreement with the Vendor to sell its 51% interest in Visionaire Energy for $200,000 cash and the return of 20,000,000 common shares of the Company. The agreement was subject to the approval of the shareholders which was obtained at the Company’s annual meeting held on 5 December 2014, the effective date of disposal of Visionaire Energy.

Based on the book value of the net assets disposed of on 5 December 2014, the related sales proceeds and the effect of recycling of foreign exchange, the loss on disposal of Visionaire Energy was calculated to be $159,837, as summarized below:

$
Cash	5,611
Equity Investments	596,439
Accounts Payable	(8,850)
Non-controlling interest	185,846
Total net assets	779,046

Consideration – Cash	200,000
Consideration – Common shares of Continental	400,000
Total consideration	600,000

Loss on disposal before recycling of foreign exchange	179,046
Recycling of foreign exchange	(19,209)
Loss on disposal of Visionaire Energy	159,837

Visionaire Energy did not have any transactions during the year ended June 30, 2015.

9.	Joint Development Agreements

On 4 January 2017, the Company entered into a Joint Development Agreement (the "CHI JDA") with Continental Hilir Indonesia Pte. Ltd. ("CHI"), a private Singapore company, for the joint development of Small-Scale Refinery Projects in Indonesia. CHI and the Company are related parties and at the date of these financial statements share three common directors. The CHI JDA provides that CHI may earn an 80% participating interest with the Company on realization of any new Small Scale Refinery ("SSR") developments in Indonesia by providing reimbursable cash advances to the Company from time to time and also carrying or paying for the Company's 20% participating interest share of feasibility studies, pre-operations costs, proposal preparation, and presentation costs to local commercial partners and to foreign direct investment and SSR licensing authorities.

On 28 February 2017, the Company entered into a Consulting and Joint Development Agreement (the "CHMEA JDA") with Continental Hilir MEA (FZE) ("CHMEA"), a private company registered in the Sharjah Airport International Free Zone of the United Arab Emirates, for the joint development of Small-Scale Refinery Projects in the Middle East and Africa. CHMEA and the Company are related parties and at the date of these financial statements share one common director. The CHMEA JDA provides that CHMEA may earn a 50% participating interest with the Company on realization of any new SSR developments in the Middle East and Africa by providing consulting services and reimbursable cash advances

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

to the Company from time to time and also carrying or paying for the Company's 50% participating interest share of feasibility studies, pre-operations costs, proposal preparation, and presentation costs to local commercial partners and to foreign direct investment and SSR licensing authorities. During the year ended 30 June 2017, the Company received a total of $301,990 in reimbursable cash advances under the CHMEA Joint Development Agreement.

10.	Convertible Debt

Total
$
Balance on 30 June 2014	374,890
Interest	81,000
Conversion rights - amendments	(36,000)
Balance on 30 June 2015	419,890
Interest	45,124
Balance on 30 June 2016	465,014
Interest	45,000
Balance on 30 June 2017	510,014

On 21 September 2011, the Company issued a convertible promissory note for proceeds of $250,000. As additional consideration, the Company also issued 1,562,500 warrants (“the additional consideration warrants”) to the note holder.

The Company has since entered into multiple arrangements with the note holder for amendment of the terms of the convertible promissory note and the additional consideration warrants. As at 30 June 2017, the promissory note paid interest at 18% per annum and could be converted to the common shares of the Company at $0.05 per share. The additional consideration warrants were exercisable at $0.05 per common share and expired on 31 December 2015 without being exercised.

On 28 July 2014, the Company reached an agreement with the note holder to extend the maturity date of the promissory note from 30 April 2014 to 30 September 2014 without any additional consideration. This amendment resulted in an incremental value of $36,000.

The incremental value of the conversion rights of the note and the additional consideration warrants were calculated using the Black-Scholes model with the following assumptions:

		Additional
	Conversion	Consideration
Fiscal 2015	Rights	Warrants
Expected dividend yield	Nil	-
Expected stock price volatility	87%	-
Risk-free interest rate	0.04%	-
Expected life (years)	0.18	-

As at June 30, 2017, convertible debt comprised of $250,000 principal, and $260,014 of accrued interest (2016 -$215,014; 2015 - $169,890).

The maturity date of the convertible promissory note was 30 September 2014 and therefore the note is in default as of the date of these financial statements.

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

11.	Share Capital

Authorized Share Capital

500,000,000 common shares without par value and without special rights or restrictions attached.
500,000,000 preferred shares without par value and with special rights or restrictions attached.

Shares issued

There were no common or preferred shares issued during the years ended 30 June 2017 and 2016.

On 4 August 2014, the Company completed a private placement consisting of 2,400,000 common shares at a price of $0.05 per share for total proceeds of $120,000.

On 22 August 2014, a $750,000 loan, previously obtained on 3 March 2014, was converted into 15,000,000 common shares of the Company at a price of $0.05 per share.

On 29 October 2014, the Company issued 2,000,000 common shares at fair value of $100,000 for consulting services. The amount was recognized as share-based payments expense on the Company’s statement of loss.

On 5 December 2014, Visionaire Invest AS returned 20,000,000 common shares of the Company, with a fair value of $400,000, for cancellation pursuant to the sale of the Company’s 51% interest in Visionaire Energy (Note 8).

Stock options

The Company has an approved incentive stock option plan under which the Board of Directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised within a period as determined by the board to a maximum of five (5) years. Options vest on the grant date unless otherwise determined by the board. The aggregate number of common shares which may be reserved as outstanding options shall not exceed 25,000,000, and the maximum number of options held by any one individual at any one time shall not exceed 7.5% of the total number of the Company's issued and outstanding common shares and 15% of same for all related parties (officers, directors, and insiders) as a group. Exercise prices are determined by the Board of Directors and are set in accordance with the regulatory requirements.

A reconciliation of the Company’s stock options outstanding is as follows:

		Weighted Average
	Number of	Exercise Price
	Options	$ per Share
Outstanding on 30 June 2014	15,800,000	0.05
Expired	(9,000,000)	0.05
Outstanding on 30 June 2015	6,800,000	0.05
Expired	(6,800,000)	0.05
Outstanding on 30 June 2016 and 2017	-	-

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

Warrants

A reconciliation of the Company’s warrants outstanding is as follows:

		Weighted Average
	Number of	Exercise Price
	Warrants	$ per Share
Outstanding on 30 June 2014	11,462,500	0.05
Expired	(2,000,000)	0.05
Outstanding on 30 June 2015	9,462,500	0.05
Issued	2,000,000	0.01
Expired	(8,912,500)	0.05
Outstanding on 30 June 2016	2,550,000	0.03
Expired	(550,000)	0.10
Outstanding on 30 June 2017	2,000,000	0.01

On 13 October 2015, the Company issued 2,000,000 share purchase warrants with an exercise price of $0.01 per share and expiry date of 31 December 2017. The Company calculated the fair value of these warrants to be $26,200 which was charged to the statement of loss and comprehensive loss as share-based payments.

The fair value of the 2,000,000 warrants issued was estimated using the Black-Scholes option pricing model, with the following assumptions:

Expected dividend yield	Nil
Expected stock price volatility	86%
Risk-free interest rate	0.64%
Expected life of warrants (years)	2.22

On 5 January 2015, the terms of 2,600,000 and 375,000 outstanding share purchase warrants expiring on 7 January 2015 and 15 January 2015, respectively, were extended to expire on 7 January 2016 and 15 January 2016. The exercise price of these warrants remained at $0.05 per share. As these warrants were originally issued to investors in a private placement, no amount was recognized for the incremental increase in their fair value.

A summary of the Company’s warrants outstanding on 30 June 2017:

Number of	Exercise Price
Warrants	Per Share	Expiry Date
2,000,000	$0.01	31 December 2017

12.	Related Party Transactions

As at 30 June 2017, $789,099 (2016 - $616,967) was payable to the Company's CEO and CFO as salary, fees, or other compensation, including expense reimbursements. These amounts are included in accounts payable and accrued liabilities and are unsecured, non-interest bearing with no specific terms for repayment.

During the year ended 30 June 2017, the Company paid or accrued salary, fees, or other compensation to the Company's CEO and CFO in the amount of $275,470 (2016 - $282,915; 2015 - $305,794).

During the year ended 30 June 2017, the CEO of the Company loaned $26,000 (2016 - $61,500; 2015 - $nil) to the Company for assistance with working capital. As at 30 June 2017, the total loan payable to him amounted to $87,500. This loan is interest free with no fixed repayment terms.

During the year ended 30 June 2016, the Company issued a promissory note in recognition of the receipt of a $10,000 loan from a non-executive director for assistance with working capital. As an incentive for the loan, the Company issued 2,000,000 common share purchase warrants to the lending director with an exercise price of $0.01 per share and expiry date of 31 December 2017 (Note 11).

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

During the year ended 30 June 2017, the same director provided an additional loan of $3,100 to the Company. As at 30 June 2017, the aggregate loan amount to be repaid amounted to $13,100 and is interest free and has no fixed repayment terms.

The Company entered into Joint Development Agreements with related parties (Note 9).

13.	Income Taxes

The Company is domiciled in Canada and is therefore subject to tax on estimated assessable profit at the rate of 26.00% (2016 – 26.00%). The Company has no assessable profit in Canada.

The tax expense at statutory rates for the Company can be reconciled to the reported income taxes per the statement of loss as follows:

	Year Ended	Year Ended	Year Ended
	30 June 2017	30 June 2016	30 June 2015
	$	$	$
Loss before income taxes	(439,606)	(473,289)	(956,418)
Federal and provincial statutory tax rate	26.00%	26.00%	26.00%
Income tax recovery based on the above rates	(114,298)	(123,055)	(248,669)
Non-deductible expenses and other	16,998	88,524	459,456
Expiry of losses	-	-	73,454
Losses and temporary differences for which no
tax benefit has been recorded	97,300	34,531	(284,241)
Total income taxes	-	-	-

The Company’s unrecognized deferred tax assets are as follows:

	30 June 2017	30 June 2016
	$	$
Non-capital losses	1,900,656	1,799,260
Capital losses	380,085	381,861
Resource properties	388,191	390,005
Capital assets	138,883	139,343
Share issue costs and other	9,918	9,964
Total unrecognized deferred tax assets	2,817,733	2,720,433

In assessing the recoverability of deferred tax assets other than deferred tax assets resulting from the initial recognition of assets and liabilities that do not affect accounting or taxable profit, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has non-capital loss carry-forwards of approximately $7,310,000 that may be available for tax purposes in Canada as follows:

Continental Energy Corporation
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2017

Expiring on	Canada
30 June	$
2027	1,129,000
2028	1,018,000
2029	1,087,000
2030	630,000
2031	437,000
2032	453,000
2033	459,000
2034	395,000
2035	796,000
2036	455,000
2037	451,000
Non-capital loss carry-forwards	7,310,000

The Company’s tax assets related to the other categories disclosed above are not subject to expiry provisions under the Canadian tax regime.

14.	Supplemental cash flow information

Non-Cash Investing and Financing Activities for the		30 June 2017	30 June 2016	30 June 2015
Year Ended	Note	$	$	$
Conversion option and additional consideration warrants amendment	10	-	-	36,000
Incentive share purchase warrants for loan	11	26,200	-	-
Cancellation of shares upon disposal of subsidiary	8	-	-	400,000
Loan converted to common shares of the Company	11	-	-	750,000

15.	Segmented Information

The Company operates in one segment, being the business sector of acquiring participating interests in oil, gas, and alternative energy projects, producers, and related service providers doing business outside of North America. The Company’s non-current assets consist of computer and other equipment and are all located in Indonesia.

16.	Subsequent Event

Cease Trade Order Revoked

On 4 November 2015, the British Columbia Securities Commission ("BCSC") issued a cease trade order to the Company for failure to file, by the regulatory deadline, audited annual financial statements and management’s discussion and analysis for the fiscal year ended 30 June 2015. The order prohibited trading of the Company’s securities in Canada until revoked. The Company completed the audits and filed the last of the statements and reports required to remedy and cure the filing deficiencies on 23 June 2017. The Company applied for a revocation order on 7 July 2017, and the BCSC revoked the cease trade order on 20 July 2017.

CONTINENTAL ENERGY CORPORATION

FORM 51-102F1

Management’s Discussion and Analysis

For the Fourth Quarter and Fiscal Year Ended on 30 June 2017

This Management Discussion and Analysis (“MD&A”) has been prepared by the management of Continental Energy Corporation (the "Company") as of 15 August 2017 (the "Report Date").

This MD&A pertains to the three (3) months quarter ended 30 June 2017 that is hereinafter referred to as "This Quarter". This Quarter corresponds to the "Fourth Quarter" ending the Company's fiscal year. Therefore, this MD&A also pertains to the twelve (12) months period of the Company's fiscal year ended 30 June 2017 ("Fiscal 2017").

This MD&A is intended to be read in conjunction with the audited annual consolidated financial statements, the notes thereto, and the auditor's report to the Company for its Fiscal 2017 year ended on 30 June 2017 (the "Audited Annual Financial Statements") that are published and filed herewith.

This MD&A is intended to supplement and complement the unaudited, condensed, interim, consolidated quarterly financial statements (the "Interim Financial Statements") that were separately prepared and filed by management, on similar forms with similar management discussion, for each one of the preceding three Fiscal 2017 quarters, ended on 30 September 2016, on 31 December 2016, and on 31 March 2017.

All financial information presented herein, and in the Interim Financial Statements, and in the Audited Annual Financial Statements has been prepared in accordance with accounting policies consistent with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board. All amounts disclosed are in United States dollars unless otherwise stated.

PART - 1 : NATURE OF BUSINESS

The Company is an emerging developer of conventional and alternative energy capacity integrated with upstream and downstream petroleum supply within the Republic of Indonesia. Why Indonesia? Already a G20 member, Indonesia is predicted by the World Bank to grow to the 4th largest economy in the world by 2045.

PART - 2 : HIGHLIGHT EVENTS DURING THIS QUARTER

Significant events which may have a material effect on the business affairs of the Company that have occurred during This Quarter are summarized below:

Corporate Activity

The Company explored new opportunities in its core business areas and searched for new sources of capital during This Quarter.

2. 1 Share Purchase Warrants Activity During This Quarter

  During This Quarter, the following activity involving the Company’s share purchase warrants occurred:

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues - No new issues of share purchase warrants were made.

  Expiry - No share purchase warrants expired.

  Amendments - No amendments were made to the terms of any outstanding share purchase warrants.

2. 2 Incentive Stock Options Activity During This Quarter

  During This Quarter, the following activity involving the Company’s incentive stock options occurred:

  Exercises - No outstanding incentive stock options were exercised.

  New Grants - No new incentive stock options were granted.

  Expiry - No outstanding and unexercised incentive stock options expired.

  Amendments - No amendments were made to the terms of any outstanding incentive stock options.

2. 3 Common Share Conversion Rights Activity During This Quarter

  During This Quarter, the following activity involving the common share conversion rights issued by the Company occurred:

  Exercises - There were no exercises of outstanding common share conversion rights.

  New Issues - There were no new common shares conversion rights issued.

  Expiry - No outstanding common shares conversion rights expired.

  Amendments - No amendments were made to the terms of any outstanding common share conversion rights.

2. 4 New Shares Issues During This Quarter

  During This Quarter, there were no new common shares issued.

PART - 3 : SHAREHOLDING AT THE END OF THIS QUARTER AND FISCAL 2017

As at the end of This Quarter and end Fiscal 2017, the Company’s share capital was issued or held in reserve as follows:

123,015,381	common shares were issued and outstanding.
2,000,000	unexercised warrants were issued and outstanding.
0	unexercised stock options were issued and outstanding.
5,000,000	common shares were held in reserve against possible conversion of a $250,000 note.
Nil	preferred shares were issued and outstanding.

PART - 4 : SUBSEQUENT EVENTS TO THE REPORT DATE

Significant events which may have a material effect on the business affairs of the Company that have occurred subsequent to the end of This Quarter and up to the Report Date are summarized below:

Registered and Records Office

On 4 July 2017, the Company announced that with effect from the close of business on 30 June 2017, the new mailing and delivery address of the Company’s registered and records office is 1055 West Georgia Street, Suite 1500, Vancouver, BC, V6E 4N7 Canada.

AGM Notice and Record Date Set

On 10 July 2017, the Company caused its registrar and transfer agent, Computershare, to file on SEDAR a Notice of Meeting and Record Date for the Company's annual general meeting of shareholders for Fiscal 2017 year to be held on 8 September 2017 in the Company's registered and records office at 1055 West Georgia Street, Suite 1500, Vancouver, British Columbia, Canada V6C 3H1. The official "Record Date" for the purposes of determining those shareholders of record entitled to vote at the meeting is 4 August 2017. The formal notice and agenda for the meeting will be published on the Record Date.

Cease Trade Order Revoked

On 4 November 2015, the British Columbia Securities Commission ("BCSC") issued a cease trade order to the Company for failure to file, by the regulatory deadline, audited annual financial statements and management’s discussion and analysis for the fiscal year ended 30 June 2015. The order prohibited trading of the Company’s securities in Canada until revoked. The Company completed the audits and filed the last of the statements and reports required to remedy and cure the filing deficiencies on 23 June 2017. The Company applied for a revocation order on 7 July 2017, and the BCSC revoked the cease trade order on 20 July 2017.

4. 1 Share Purchase Warrants Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding share purchase warrants were exercised.

  New Issues- No share purchase warrants were issued.

  Expiry - No share purchase warrants expired.

  Amendments - No amendments were made to the terms of any outstanding share purchase warrants.

4. 2 Incentive Stock Options Activity: Since This Quarter End and Up to the Report Date

  Exercises - No outstanding incentive stock options were exercised.

  New Grants- No new incentive stock options were granted.

  Expiry - No outstanding and unexercised incentive stock options expired.

  Amendments- No amendments were made to the terms of any outstanding incentive stock options.

4. 3 Conversion Rights Activity: Since This Quarter End and Up to the Report Date

  Exercises - There were no exercises of outstanding common share conversion rights.

  New Issues - There were no new common shares conversion rights issued.

  Expiry - No outstanding common shares conversion rights expired.

  Amendments - No amendments were made to the terms of any outstanding common share conversion rights.

4. 4 New Shares Issues: Since This Quarter End and Up to the Report Date

  No new common shares were issued.

  No new preferred shares were issued.

PART - 5 : SHAREHOLDING AT THE REPORT DATE

As at the Report Date of this MD&A, the Company’s share capital is issued or held in reserve as follows:

123,015,381	common shares were issued and outstanding.
2,000,000	unexercised warrants were issued and outstanding.
0	unexercised stock options were issued and outstanding.
5,000,000	common shares were held in reserve against possible conversion of a $250,000 note.
Nil	preferred shares were issued and outstanding.

PART - 6 : FINANCIAL RESULTS OF OPERATIONS

Selected Annual Information for Last Three Fiscal Years

The following table sets out selected annual financial information for the Company and is derived from its audited, consolidated financial statements for the last three fiscal years ended 30 June 2017, 2016 and 2015 respectively.

US$	2017	2016	2015
Revenue	Nil	Nil	Nil
Expenses	(439,606)	(473,289)	(956,418)
Net Loss for the Year	(439,606)	(473,289)	(956,418)
Basic and Diluted Loss per Share	(0.0)	(0.00)	(0.01)
Total Assets	54,105	7,378	20,304
Total Long-Term Liabilities	Nil	Nil	Nil
Dividends Declared	Nil	Nil	Nil

Summary of Quarterly Results for the Last Eight Quarters

The following table sets out selected and unaudited quarterly financial information for the Company for its last eight quarters and is derived from Interim Financial Statements prepared by management in accordance with accounting policies consistent with IFRS.

			Attributable to Shareholders of the Company
				Income (loss)	Basic & Diluted
		Total Net		From Continued	Per Share
	Revenue	Income (loss)	Income (loss)	Operations	Income (loss)
Quarter-4 of Fiscal 2017	Nil	(153,772)	(153,772)	(153,772)	(0.00)
Quarter-3 of Fiscal 2017	Nil	(102,285)	(102,285)	(102,285)	(0.00)
Quarter-2 of Fiscal 2017	Nil	(92,091)	(92,091)	(92,091)	(0.00)
Quarter-1 of Fiscal 2017	Nil	(91,458)	(91,458)	(91,458)	(0.00)
Quarter-4 of Fiscal 2016	Nil	(121,367)	(121,367)	(121,367)	(0.00)
Quarter-3 of Fiscal 2016	Nil	(110,496)	(110,496)	(110,496)	(0.00)
Quarter-2 of Fiscal 2016	Nil	(137,892)	(137,892)	(137,892)	(0.00)
Quarter-1 of Fiscal 2016	Nil	(103,534)	(103,534)	(103,534)	(0.00)

  Quarterly results will vary in accordance with the Company’s business and financing activities. The Company’s primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company’s activity level normally declines accordingly. As capital markets strengthen and the Company is able to secure equity financing with favorable terms, the Company’s business activity levels increase.

  A factor that affects the Company’s reported quarterly results are write-downs or write-offs of capitalized assets and its investments. The Company will write-down or write-off capitalized assets when no further work is warranted and also write-down or write-off its balances in investees if it determines that capitalized balances of these investments are impaired. The size and timing of these write-downs and write-offs cannot typically be predicted and affect the Company’s quarterly results. The Company regularly reviews its properties and investments for any indications of impairment.

  Non-cash costs such as those attributable to calculated valuations of share based payments expenses also affect the size of the Company’s quarterly income (loss).

PART - 7 : COMPARATIVE RESULTS OF OPERATIONS

Current and Comparative Periods

This Quarter and the twelve (12) months period and Fiscal Year ended 30 June 2017 (the “Current Period”); and the Last Fiscal Year's twelve (12) months period ended 30 June 2016 (the “Comparative Period”).

a)

Overall, the Company incurred a loss from operations during the Current Period of $439,606 compared to a loss of $473,289 for the Comparative Period, a decrease of $33,683 primarily due to lower professional fees and share- based payments.

b)	The Company incurred a loss per share of $0.00 in both the Current Period and the Comparative Period.

c)	Interest expense during the Current Period was $46,845 compared to $47,385 during the Comparative Period primarily due to the accretion of the Company’s convertible debt.

d)	The Company’s administrative costs were lower by $14,428 in the Current Period compared to the Comparative Period, primarily due to reduced professional fees. (2017 - $376,842; 2016 - $391,270).

e)	Share-based payments expenses were nil during the Current Period compared to $26,200 during the Comparative Period.

f)

Cash used in operating activities during the Current Period was $307,222 compared to $74,225 used in the Comparative Period. The change is attributable to the cash payment of outstanding accounts payable, professional fees, management salaries and travel expenses.

g)	Cash raised from investing activities was nil during both the Current Period and the Comparative Period.

h)

Net cash raised from financing activities during the Current Period was $331,090 compared to $71,500 raised during the Comparative Period. During the Current Period, $301,990 was advanced to the Company by a joint venture partner and $29,100 represented cash proceeds from loans from related parties.

Current and Comparative Quarters

This Quarter and the three (3) months period ended 30 June 2017 (the “Current Quarter”) and the Last year's fourth quarter and three month period ended 30 June 2016 (the “Comparative Quarter”).

a)

Overall, the Company incurred a loss from operations during the Current Quarter of $153,772 compared to a loss of $121,367 for the Comparative Quarter, an increase of $32,405 due to higher travel and insurance costs.

b)	The Company incurred a loss per share of $0.00 in the Current Quarter and the Comparative Quarter.

c)	Interest expense during the Current Quarter was $12,260 compared to $11,853 during the Comparative Quarter primarily due to the accretion of the Company’s convertible debt.

d)

The Company’s administrative costs were higher in the Current Quarter compared to the Comparative Quarter, primarily as a result of higher professional fees, insurance costs and travel expenses. These administrative costs were higher in the Current Quarter by $35,374 (Comparative Quarters 2017 - $141,536; 2016 - $106,162).

e)	Share-based payments expense was $nil during the Current Quarter and the Comparative Quarter.

PART - 8 : LIQUIDITY AND CAPITAL MANAGEMENT

As at the end of this Fiscal Year 2017 on 30 June 2017, the Company’s Audited Annual Financial Statements reflect a working capital deficit of $1,721,256 compared to a working capital deficit of $1,282,380 at the end of the prior Fiscal 2016 year.

The Company has no significant operations that generate cash flow and its long term financial success is dependent on management’s ability to develop new business opportunities which become profitable. These undertakings can take many years and are subject to factors that are beyond the Company’s control.

In order to finance the Company’s growth and develop new business opportunities and to cover administrative and overhead expenses, the Company raises money through equity sales and from the exercise of convertible securities. Many factors influence the Company’s ability to raise such funds, including the health of the capital markets, the climate for investment in the sectors the Company is considering, the Company’s track record, and the experience and caliber of its management.

The Company does not have sufficient funds to meet its administrative requirements and new business development objectives over the next twelve months. Actual funding requirements may vary from those planned due to a number of factors, including providing for new opportunities as they arise. The Company believes it will be able to raise the necessary capital it requires, but recognizes there will be risks involved that may be beyond its control. The Company is actively sourcing new capital.

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company's principal source of funds is from the issuance of common shares. In the management of capital, the Company includes the components of shareholders’ equity as well as cash and receivables.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments. The Company’s investment policy is to invest its cash in liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations. The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the period ended 30 June 2016.

PART - 9 : RISKS AND UNCERTAINTIES

The Company has no history of profitable operations and is currently in the early stages of its development. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations.

The Company has no source of operating cash flow and no assurance that additional funding will be available to it to take advantage of further growth and development of new opportunities and projects when required. Although the Company has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further growth or new opportunity development.

The Company is very dependent upon the personal efforts and commitment of its existing management. To the extent that management's services would be unavailable for any reason, a disruption to the operations of the Company could result, and other persons would be required to manage and operate the Company.

PART - 10 : RELATED PARTY TRANSACTIONS

10 . 1 Transactions With Related Parties And Related Party Balances

At the end of This Quarter and Fiscal 2017, $789,099 (2016 - $616,967) was payable to the Company's CEO and CFO as salary, fees, or other compensation, including expense reimbursements. These amounts are included in accounts payable and accrued liabilities and are unsecured, non-interest bearing with no specific terms for repayment.

During the year ended 30 June 2017, the CEO of the Company loaned $26,000 (2016 - $61,500) to the Company for assistance with working capital. As at 30 June 2017, the total loan payable to him amounted to $87,500. This loan is interest free with no fixed repayment terms.

During the year ended 30 June 2016, the Company issued a promissory note in recognition of the receipt of a $10,000 loan from a non-executive director for assistance with working capital. As an incentive for the loan, the Company issued 2,000,000 common share purchase warrants to the lending director with an exercise price of $0.01 per share and expiry date of 31 December 2017.

During the year ended 30 June 2017, the same director provided an additional loan of $3,100 to the Company. As at 30 June 2017, the aggregate loan amount to be repaid amounted to $13,100 and is interest free and has no fixed repayment terms.

10 . 2 Compensation Of Key Management Personnel

During This Quarter and the twelve (12) months ended 30 June 2017, the Company paid or accrued salary, fees, or other compensation to the CEO and the CFO of the Company in the amount of $150,000 and $125,470, respectively (30 June 2016 - $150,000 and $132,915 respectively).

PART - 11 : MATERIAL CONTRACTS AND EVENTS

11 . 1 Off-Balance Sheet Arrangements

At the end of This Quarter, the Company does not have any off-balance sheet arrangements not already disclosed elsewhere in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

11 . 2 Material Contracts & Commitments

During This Quarter, no new material contracts or commitments were undertaken, not elsewhere disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

11 . 3 Investor Relations, Publicity and Promotion

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

11 . 4 Financial Advice, New Business Consulting, Finder's Agreements, & Fund Raising

During This Quarter, no material new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed in this MD&A or in the Audited Annual Financial Statements that are published and filed herewith.

11 . 5 Claims, Contingencies & Litigation

As at the Report Date, the Company is in default of repayment of an unsecured $250,000 promissory note convertible into common shares of the Company. The Company has offered the holder terms for converting a portion of the note in accordance with its provisions together with extending its term. There are no guarantees that these discussions will result in a resolution mutually acceptable to the Company and the note holder. Except for the foregoing and any contingencies elsewhere disclosed herein, or in the Audited Annual Financial Statements that are published and filed herewith, the Company knows of no material, active or pending claims or legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation that might materially adversely affect the Company or a property interest of the Company.

PART - 12 : CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in accordance with IFRS requires that the Company’s management make judgments and estimates and form assumptions that affect the amounts in the financial statements and the related notes to those financial statements. Actual results could differ from those estimates. The Company reviews its judgments, estimates, and assumptions on an ongoing basis based on historical experience and other factors that are considered to be relevant under the circumstances. The Company’s critical accounting policies and estimates applied in the preparation of its Interim Financial Statements are the same as those applied to the Audited Annual Financial Statements.

PART - 13 : FINANCIAL INSTRUMENTS

The Company’s financial instruments as at the end of This Quarter, consist of cash, accounts payable and accrued liabilities and the convertible debt. The fair value of these instruments approximates their carrying value due to their short-term maturity. There were no off-balance sheet financial instruments.

Cash, other than minor amounts of Indonesian Rupiahs, consist solely of cash deposits with major Canadian banks. The Company therefore considers its credit risk to be low. The Company does not use derivative or hedging instruments to reduce its exposure to fluctuations in foreign currency exchange rates involving Canadian dollar and Indonesian Rupiah. However, as the Company holds its funds primarily in US dollars, the risk of foreign exchange loss is considered low by the Company’s management.

PART - 14 : CONTINUOUS DISCLOSURE AND FILINGS

14 . 1 Additional Disclosure for Venture Issuers without Significant Revenue

Additional disclosure concerning the Company’s general and administrative expenses and other business development costs is provided in the Company’s statement of loss and comprehensive loss contained in the Audited Annual Financial Statements that are published and filed herewith.

14 . 2 Continuous Disclosure & Filings - Canada

Additional disclosure is made on a continuous basis in accordance with applicable laws and in compliance with securities rules and regulations of the British Columbia Securities Commission (“BCSC”). This disclosure and filings includes annual audited consolidated financial statements and quarterly unaudited interim financial statements. It also includes press releases, material change reports, and disclosure of new or changed circumstances regarding the Company. Shareholders and interested parties may obtain downloadable copies of these mandatory filings made by the Company on "SEDAR" (the System for Electronic Document Archiving and Retrieval at website www.sedar.com). The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the year and up to the date of this filing are incorporated herein by this reference.

14 . 3 Continuous Disclosure & Filings - USA

The Company is also a full reporting issuer and filer with the US Securities and Exchange Commission (“SEC”). The Company is required to file an annual report with the SEC in the format of a Form 20F annual report which includes audited annual consolidated financial statements. The Company files interim unaudited quarterly financial reports, press releases, material change reports, and disclosure of new or changed circumstances regarding the Company on a periodic basis under Form-6K. The Company has filed electronically on the SEC’s EDGAR database (website www.sec.gov/edgar) commencing with the Company’s Form 20F at its fiscal year end 2004. Prior to 2004 the Company filed Form 20F annual reports with the SEC in paper form. All Company filings made to US-SEC during the past fiscal year and during the This Quarter and up to the date of this filing are incorporated herein by this reference.

PART - 15 : FORWARD -LOOKING STATEMENTS

Forward-looking statements relate to future events or future performance and reflect management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of reserves and resources, projections of anticipated revenue, the realization of reserve estimates, the timing and amount of estimated future production, cost, work schedules, capital requirements, success of resource exploration operations, environmental risks, permitting risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage.

15 . 1 Forward Looking Words and Phrases

In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "projections", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology.

15 . 2 Risks and Uncertainties

By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to actual results of exploration or new project development activities; changes in project parameters as plans continue to be refined; cash flow projections; future prices of resources; possible variations in resource reserves; accidents, labor disputes and other risks of the oil, gas, and alternative energy industries; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; as well as other factors detailed from time to time in the Company's periodic filings on EDGAR and SEDAR.

15 . 3 No Assurance all Risks Anticipated

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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